        News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION
PROVIDES BUSINESS UPDATE

MUSCATINE, Iowa (September 23, 2021) – HNI Corporation (NYSE: HNI) today provided an update on recent business conditions. Specifically, the Corporation is reporting strong order trends; however, labor availability, supply chain challenges, and input cost inflation are creating greater-than-expected capacity constraints and negatively impacting near-term revenue growth and profit levels.

Order Growth

QTD Q3:21
	vs. 2020		vs. 2019
	Orders	Backlog	Orders	Backlog
Workplace Furnishings	+29%	+99%	+3%	+83%
Residential Building Products	+41%	+168%	+57%	+217%

Third quarter Workplace Furnishings orders through September 17, 2021 grew 29 percent versus the prior-year period. Order levels for the segment have exceeded 2019 pre-pandemic levels led by strong growth from both contract and small-to-mid sized customers. Quarter-to-date Residential Building

Products orders remain elevated and are up 41 percent versus the prior-year period. Order activity in both new construction and remodel-retrofit continues to be strong.

Production Capacity and Revenue
Labor availability and supply chain challenges are creating greater-than-expected capacity constraints. As a result, the Corporation now expects third quarter revenue to grow 16 percent to 18 percent versus the prior-year period. The Corporation had previously expected third quarter year-over-year revenue growth in the mid-20 percent range. That outlook, which was provided during the Corporation’s second quarter earnings conference call, assumed modest improvement in staffing levels and supply chain capacity as compared to the second quarter. As the third quarter has progressed, the Corporation has seen additional challenges, including greater port congestion and increasing COVID-19 cases in its facilities. These new challenges when combined with continued staffing shortages, both at HNI internally and at its suppliers, are limiting production capacity growth.

The Corporation expects these challenges to continue through the remainder of 2021 and is taking action to mitigate them. Actions include the recently announced opening of a new manufacturing facility in Saltillo, Mexico, increased insourcing and strengthened resourcing of critical parts, and accelerated efforts to drive productivity through process changes and automation to reduce labor requirements.

Profit Impact
Labor availability and supply chain constraints, along with rising input costs, are negatively impacting profitability. The Corporation now expects third quarter operating income to be 25 to 35 percent below prior year levels. Previous expectations were for a modest year-over-year increase in third quarter operating income with volume growth more than offsetting cost pressures.

Outlook
Strong orders combined with capacity constraints have resulted in backlog levels well above both prior year and 2019 levels. The Corporation expects backlog to remain elevated through the remainder of 2021 and to support strong revenue growth in 2022. Historically, revenue in the Workplace Furnishings segment is seasonal—peaking in the third quarter and then declining through the first quarter. Given the strong backlog, HNI expects minimal revenue seasonality and strong first half revenue growth in Workplace Furnishings in 2022.

CEO Comment
“First, I want to thank our dedicated members who are working harder than ever as we manage through unprecedented challenges to meet the needs of our customers.

Labor shortages and supply chain disruptions are well documented, and we are not immune to these pressures. With this in mind, earlier this month we announced plans to open a new seating manufacturing plant in Saltillo, Mexico in 2022. While the new facility is an important addition to our North American footprint, we remain focused on increasing staffing levels and capacity at all our other manufacturing locations in North America.

As we look to 2022, we see significant opportunity. Our competitive positions continue to improve. Both the new construction and remodel-retrofit markets in Residential Build Products remain strong—supported by an undersupplied housing market. The Workplace Furnishings market recovery is underway and growing. We have taken and will continue to take pricing actions to help offset the inflationary pressures we are absorbing in 2021, and we will begin 2022 with an elevated backlog. There is much to be optimistic about as we look forward,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, and expectations for sales growth. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

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